                                                                    EXHIBIT 99.1



             HUNTSMAN PACKAGING CORPORATION TO EXPLORE ALTERNATIVES
                      TO SELL MAJORITY SHAREHOLDER'S STAKE


Salt Lake City, UT, December 1, 1999 - Huntsman Packaging Corporation today announced that it is beginning a process to evaluate a variety of financial alternatives to monetize the interest of Jon M. Huntsman, the majority shareholder and Chairman of the Company. Mr. Huntsman said he intends to use the proceeds to fund his many charitable causes, most notably the Huntsman Cancer Institute, located in Salt Lake City, Utah, which opened in September of this year.

Mr. Huntsman owns approximately 61 percent of the stock of the Company. Richard
P. Durham, who is the President and Chief Executive Officer of the Company, and his wife, Christena Huntsman Durham, own or control approximately 35 percent of the stock. Other members of senior management own or control the remaining 4 percent.

Huntsman Packaging was formed in 1992 to acquire Goodyear Tire & Rubber Company's Film Products Division. Since that time, the Company has acquired and successfully integrated twelve additional strategic film and flexible packaging businesses. Today, Huntsman Packaging is a leading producer of value-added film and flexible packaging products for the personal care, medical, food, industrial and agricultural markets. The Company operates 24 manufacturing and research and development facilities worldwide and employs approximately 3,800 people. Its pro forma 1999 revenues are expected to be approximately $825 million.

Monetizing Mr. Huntsman's interest in Huntsman Packaging follows similar actions in recent months by Mr. Huntsman to divest non-core businesses to fund charitable causes. In December 1998, Huntsman Corporation sold its global styrenics business to Nova Corporation, and in March 1998, affiliates of Huntsman Corporation sold their interests in Polycom Huntsman, Inc. to Spartech Corporation.

Mr. Huntsman commented, "I am extremely pleased with the outstanding performance of Huntsman Packaging, which, over the past two and a half years, has tripled its revenues and grown its cash flow by nearly five-fold. I am proud of the outstanding track record of the Huntsman Packaging management team in expanding the business through internal investment and acquiring and integrating numerous other successful businesses. Although Huntsman Packaging continues to reach record levels of profitability and possesses outstanding growth potential, I believe the time has come for me to redeploy these funds into our Huntsman Cancer Institute and our other charitable causes."

Mr. Durham stated, "We are honored to help Jon fulfill his life-long dream of converting his vast business interests into funds that will be used to relieve human suffering around the world."

Huntsman Packaging has engaged Salomon Smith Barney to act as exclusive financial advisor to the Company's board of directors in evaluating financial alternatives. The alternatives being considered include a potential initial public offering, a recapitalization of the Company, a management buy-out of Mr. Huntsman's interest, and an outright sale of the business.

None of Mr. Huntsman's petrochemical or plastics businesses, including Huntsman Corporation, are affected by today's announcement. Huntsman Corporation is North America's largest privately-held chemical company. Its operating companies manufacture basic products for the world's most essential industries, including chemicals, plastics, automotive, agriculture, construction, high-tech, health care, textiles, detergent, and personal care. Huntsman-held companies today have revenues of approximately $8 billion, more than 16,000 employees, and facilities in 34 countries.